Exhibit 99.1    Press Release

PRESS RELEASE
February 2, 2007

For further information contact:
David M. Bradley
Chairman, President and Chief Executive Officer
North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, Iowa 50501
515-576-7531

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES ANNUAL RESULTS FOR YEAR END 2006

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today that the Company earned $3.32 diluted earnings per share for the year ended December 31, 2006, compared to diluted earnings per share of $3.20 for the year ended December 31, 2005. The Company’s net income was $4.8 million for the year ended December 31, 2006, compared to $5.0 million for the year ended December 31, 2005.

The Company’s net income was $1.21 million, or diluted earnings per share of $0.86, for the fourth quarter of 2006, compared to net income of $1.16 million, or diluted earnings per share of $0.75, for the fourth quarter of 2005.

Net interest income for the year ended December 31, 2006 was $13.1 million, compared to net interest income of $13.7 million for the year ended December 31, 2005. The decrease in net interest income was primarily due to a decrease in the net interest margin, offset in part by an increase in interest-earning assets. The net interest margin of 2.79% for the year ended December 31, 2006 represented a decrease from the net interest margin of 3.05% for the year ended December 31, 2005.

The Company's provision for loan losses was $240,000 and $260,000 for the years ended December 31, 2006 and 2005, respectively. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio.

The Company’s noninterest income was $7.1 million and $6.5 million for the years ended December 31, 2006 and 2005, respectively. The increase in noninterest income was primarily due to an impairment of securities available-for-sale recognized during the year ended December 31, 2005. The increase in noninterest income was also due to an increase in fees associated with checking accounts, including overdraft fees, offset in part by a decrease in loan prepayment fees.

The Company’s noninterest expense was $13.1 million and $12.4 million for the years ended December 31, 2006 and 2005, respectively. The increase in noninterest expense was primarily due to increases in compensation and data processing expenses.

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The Company’s provision for income taxes was $2.1 million and $2.5 million for the years ended December 31, 2006 and 2005, respectively. The decrease in the provision for income taxes was primarily due to the lower 2006 income before income taxes and the limited deductibility of the other-than-temporary impairment of securities available-for-sale in 2005.

Total assets at December 31, 2006 were $515.5 million, compared to $485.2 million at December 31, 2005. The increase in assets consisted primarily of increases in loans, cash and cash equivalents, and premises and equipment, offset in part by a decrease in securities available-for-sale. Net loans increased by $18.8 million, or 4.4%, to $449.0 million at December 31, 2006 from $430.3 million at December 31, 2005. At December 31, 2006, net loans consisted of $216.0 million of one-to-four family real estate loans, $103.2 million of commercial real estate loans, $65.2 million of multi-family real estate loans, and $64.6 million of consumer loans. The increase in net loans was primarily due to the origination of one-to-four family and commercial real estate loans; the purchase of commercial, one-to-four family, and multi-family real estate loans; and the origination of second mortgage loans. These originations and purchases were offset in part by payments, prepayments, and sales of loans. Cash and cash equivalents increased $11.4 million, or 131.7%, to $20.0 million at December 31, 2006, compared to $8.6 million at December 31, 2005. The increase in cash and cash equivalents was primarily due to large commercial loan pay-offs in December. Premises and equipment, net, increased by $1.7 million, or 15.2%, to $12.6 million at December 31, 2006 from $11.0 million at December 31, 2005. The increase in premises and equipment was primarily due to the construction costs associated with the construction of a new branch office located at the Jordan Creek Town Center in West Des Moines, Iowa and the expansion of the Crossroads branch in Fort Dodge, Iowa. Securities available-for-sale decreased $678,000, or 3.3%, to $20.0 million at December 31, 2006 from $20.7 million at December 31, 2005. The decrease in securities available-for-sale consisted primarily of a decrease in investments in mortgage-backed securities, offset in part by an increase in investments in municipal securities and FHLB stock and an increase in unrealized gains.

Deposits increased $26.0 million, or 7.8%, to $360.3 million at December 31, 2006 from $334.3 million at December 31, 2005. The increase in deposits was due to an increase in the balance of certificates of deposit, including brokered certificates of deposit. Other borrowed funds increased $5.5 million, or 5.3%, to $107.9 million at December 31, 2006 from $102.4 million at December 31, 2005. The increase in deposits and borrowed funds were used primarily to fund loan growth.

Nonperforming assets were 0.20% of total assets as of December 31, 2006, compared to 0.36% of total assets as of December 31, 2005. The allowance for loan losses was $3.5 million, or 0.77% of total loans, at December 31, 2006, compared to $3.3 million, or 0.76% of total loans, at December 31, 2005.

Stockholders' equity was $42.2 million at December 31, 2006, compared to $44.3 million at December 31, 2005. Stockholders’ equity decreased by $2.1 million primarily due to stock repurchases and declared dividends, offset in part by earnings, the exercise of stock options, and an increase in unrealized gain on securities available-for-sale. Book value, or stockholders' equity per share, at December 31, 2006 was $30.56, compared to $29.37 at December 31, 2005. The ratio of stockholders' equity to total assets was 8.2% at December 31, 2006, compared to 9.1% at December 31, 2005.

All stockholders of record on December 15, 2006, received a quarterly cash dividend of $0.33 per share on January 5, 2007. As of December 31, 2006, the Company had 1,380,653 shares of common stock outstanding.

During the year ended December 31, 2006, the Company repurchased a total of 151,250 shares of common stock, or approximately 10.0% of its outstanding shares of common stock at prevailing market prices averaging $39.31 per share.

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: David M. Bradley, Chairman, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(Unaudited) (Dollars in Thousands, except per share and share data)	December 31, 2006	December 31, 2005
Assets Cash and cash equivalents Securities available-for-sale Loans (net of allowance of loan loss of $3,493 and $3,326, respectively) Goodwill Other assets	$20,022 20,030 449,043 4,947 21,473	$8,640 20,708 430,278 4,971 20,594
Total assets	$515,515	$485,191
Liabilities
Deposits	$360,330	$334,338
Other borrowed funds	107,908	102,444
Other liabilities	5,085	4,131
Total liabilities	473,323	440,913
Stockholders' equity	42,192	44,278
Total liabilities and stockholders' equity	$515,515	$485,191
Stockholders' equity to total assets	8.18%	9.13%
Book value per share	$30.56	$29.37
Total shares outstanding	1,380,653	1,507,703

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005

Interest income	$7,617	$6,752	$28,537	$26,272
Interest expense	4,325	3,368	15,415	12,607
Net interest income	3,292	3,384	13,122	13,665
Provision for loan loss	60	80	240	260
Net interest income after provision for loan loss	3,232	3,304	12,882	13,405
Noninterest income	1,789	1,647	7,111	6,548
Noninterest expense	3,294	3,355	13,119	12,439
Income before income taxes	1,727	1,596	6,874	7,514
Income taxes	519	436	2,062	2,499
Net income	$1,208	$1,160	$4,812	$5,015

Basic earnings per share	$0.87	$0.77	$3.36	$3.29
Diluted earnings per share	$0.86	$0.75	$3.32	$3.20

Selected Financial Ratios	For the Three Months Ended December 31,		For the Years Ended December 31,

	2006	2005	2006	2005
Performance ratios
Net interest spread	2.50%	2.76%	2.56%	2.83%
Net interest margin	2.72%	2.97%	2.79%	3.05%
Return on average assets	0.94%	0.96%	0.96%	1.05%
Return on average equity	11.36%	10.51%	11.24%	11.57%
Efficiency ratio (noninterest expense divided by the sum of net interest income before provision for loan losses plus noninterest income)	64.84%	66.69%	64.84%	61.54%